                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

    Filed by the Registrant [x]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                            Sundstrand Corporation
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                            Sundstrand Corporation
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

               [Sundstrand Corporation Trademark:  Circle S Logo]





                             SUNDSTRAND CORPORATION
                               ROCKFORD, ILLINOIS



To the Stockholders of
  SUNDSTRAND CORPORATION:

       The 1995 Annual Meeting of Stockholders of Sundstrand Corporation is to be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 18, 1995, at 11:00 a.m., Central Time. Stockholders will be called upon to elect three directors for a term of three years; to approve for nonemployee directors of the Company a proposed Sundstrand Corporation Nonemployee Director Stock Option Plan and a proposed Sundstrand Corporation Nonemployee Director Compensation Plan; and to vote upon such other matters as may properly come before the meeting. The Board of Directors cordially invites you to attend the meeting. The Wallingford Center is located on the first floor of the Clock Tower Resort & Conference Center.

       A copy of the Annual Report of the Company for the year 1994 is enclosed.

       At your earliest convenience, please sign and return the enclosed proxy card so that your shares will be represented at the meeting.


                                               Very truly yours,


                                               /s/  Don R. O'Hare

                                                      Chairman of the Board
                                                    and Chief Executive Officer
March 7, 1995


TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                             SUNDSTRAND CORPORATION
                              4949 HARRISON AVENUE
                                 P.O. BOX 7003
                         ROCKFORD, ILLINOIS 61125-7003


                               __________________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                                                                   March 7, 1995

       Notice is hereby given that the Annual Meeting of Stockholders of Sundstrand Corporation, a Delaware corporation, will be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on Tuesday, April 18, 1995, at 11:00 a.m., Central Time, for the following purposes:

       1.    To elect three directors for a term of three years;

       2. To consider and vote upon a proposed Sundstrand Corporation Nonemployee Director Stock Option Plan for nonemployee directors, which plan is set forth in the Proxy Statement;

       3. To consider and vote upon a proposed Sundstrand Corporation Nonemployee Director Compensation Plan for nonemployee directors, which plan is set forth in the Proxy Statement; and

       4. To transact such other business as may properly come before the meeting.

       The Board of Directors has fixed the close of business on February 21, 1995, as the time for taking a record of the stockholders entitled to notice of and to vote at the meeting. A list of such stockholders will be available from the Director, Investor Relations at the offices of Sundstrand Corporation, 4949 Harrison Avenue, Rockford, Illinois 61125 on and after March 24, 1995.

                                        By order of the Board of Directors,

                                                RICHARD M. SCHILLING,
                                                     Secretary

CONTENTS

Proxy Statement

          Voting Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

  [ ]     Election of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

          Nominees for Election to Board of Directors  . . . . . . . . . . . . . . . . . .      2

          Members of Board of Directors Continuing in Office   . . . . . . . . . . . . . .      3

          Ownership of Sundstrand Common Stock   . . . . . . . . . . . . . . . . . . . . .      7

          Board of Directors' Compensation, Meetings and Committees  . . . . . . . . . . .      8

          Compensation Committee Interlocks and Insider Participation  . . . . . . . . . .     11

          Compensation Committee Report on Executive Compensation  . . . . . . . . . . . .     11

          Summary Compensation Table   . . . . . . . . . . . . . . . . . . . . . . . . . .     17

          Option Grants in Last Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . .     18

          Aggregated Option Exercises in Last Fiscal Year
             and Fiscal Year-End Option Values   . . . . . . . . . . . . . . . . . . . . .     19

          Retirement Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20

          Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21

          Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23

          Performance Graph and Table  . . . . . . . . . . . . . . . . . . . . . . . . . .     24

          Section 16 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24

  [ ]     Adoption of the Stock Option Plan  . . . . . . . . . . . . . . . . . . . . . . .     25

  [ ]     Adoption of the Compensation Plan  . . . . . . . . . . . . . . . . . . . . . . .     27

          Other Business to be Transacted  . . . . . . . . . . . . . . . . . . . . . . . .     28

          Independent Certified Public Accountants   . . . . . . . . . . . . . . . . . . .     28

          Stockholders' Proposals for 1996 Annual Meeting  . . . . . . . . . . . . . . . .     29

Exhibits
          Exhibit A - Sundstrand Corporation Nonemployee Director Stock Option Plan

          Exhibit B - Sundstrand Corporation Nonemployee Director Compensation Plan




                       [ ]  To be voted on at the meeting


                           _________________________


                     EVERY STOCKHOLDER'S VOTE IS IMPORTANT.
                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                                YOUR PROXY CARD.

                             SUNDSTRAND CORPORATION
                              4949 HARRISON AVENUE
                                 P.O. BOX 7003
                         ROCKFORD, ILLINOIS 61125-7003
                                 MARCH 7, 1995

                               __________________

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                           TO BE HELD APRIL 18, 1995

       The enclosed proxy is being solicited by the Board of Directors of the Sundstrand Corporation (the "Company") and may be revoked prior to the voting thereof. The cost of soliciting proxies by mail, telephone, telegraph, or in person, as needed, will be borne by the Company. The Company has retained Georgeson & Company Inc. to assist in soliciting proxies from stockholders, including brokers' accounts, at a fee of $6,000 plus out-of-pocket expenses, to be paid by the Company. Also, officers or regular employees of the Company may engage in the solicitation of proxies by telecopy, telephone or personal calls.

                               VOTING SECURITIES

       The record date for determining the stockholders entitled to vote at the meeting is February 21, 1995. On this date, the Company had 31,639,043 shares of Common Stock outstanding which are entitled to vote at the meeting. Stockholders are entitled to one vote for each share held. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, as determined by election inspectors appointed for the meeting, will constitute a quorum. The election inspectors will also tabulate votes that are received. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as a nonaffirmative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker or other nominee indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum but as nonvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.

                             ELECTION OF DIRECTORS

       Article Ninth of the Restated Certificate of Incorporation of the Company provides that the number of directors from time to time shall be not less than eight nor more than twelve as fixed by the Company's by-laws. The Company's by-laws currently provide for eleven directors. Article Ninth of the Restated Certificate of Incorporation also requires that the Board of Directors be classified into three classes as nearly equal in number as possible, each director being elected for a term of three years.

       Three directors are to be elected at the meeting for a term of three years or thereafter until their successors are duly elected and qualified. The Board of Directors has nominated Ward Smith, J. P. Bolduc and Gerald Grinstein for the three-year terms. Each is presently serving as a director of the Company. Unless otherwise directed, the proxy holders intend to vote the proxies received by them for the election of these nominees. The election of each nominee will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting. If, on account of death or unforeseen contingencies, any of said persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

       The nominees and the eight continuing Board members, the year each first became a director (set forth underneath his picture), his age, description of his principal occupation for the past five years, directorships held in publicly owned companies and certain other directorships are as set forth below:

    NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

            FOR THREE-YEAR TERM EXPIRING 1998

                     WARD SMITH, 64, a director and since May 11, 1994, the
                     retired Chairman of NACCO Industries, Inc., Mayfield
[Photo of            Heights, Ohio, a coal mining company and a manufacturer and
Ward Smith,          seller of small home appliances and fork lift trucks.  From
Director]            May 8, 1991, through May 10, 1994, Mr. Smith was Chairman
                     of NACCO, Industries, Inc., and from April 1, 1989, to May
                     8, 1991, Mr. Smith was its Chairman and Chief Executive
                     Officer.  Mr. Smith is a trustee of various mutual funds
        1983         managed by Massachusetts Financial Services Company,
                     Boston, Massachusetts, an investment adviser.

                     J. P. BOLDUC, 55, a director and since January 1, 1993,
                     President and Chief Executive Officer of  W. R. Grace &
[Photo of            Co., Boca Raton, Florida, the world's largest specialty
J. P. Bolduc,        chemicals company with a leading position in health care.
Director]            From August 2, 1990, to January 1, 1993, Mr. Bolduc was the
                     President and Chief Operating Officer of W. R. Grace & Co.
                     and from November 6, 1986, to August 2, 1990, he was its Vice Chairman. Mr. Bolduc is a director of Marshall &
        1991         Ilsley Corporation, Milwaukee, Wisconsin, a multi-bank
                     holding company; Unisys Corporation, Blue Bell,
                     Pennsylvania, a computer manufacturer and information technology company; Newmont Mining Corporation, Denver,
                     Colorado, a gold mining producing company; and Brothers
                     Gourmet Coffees, Inc., Boca Raton, Florida, a specialty coffee company.

    NOMINEES FOR ELECTION TO BOARD OF DIRECTORS


            FOR THREE-YEAR TERM EXPIRING 1998


                     GERALD GRINSTEIN, 62, a director and since October 1990,
                     Chairman and Chief Executive Officer of Burlington Northern
[Photo of            Inc., Fort Worth, Texas, a diversified company in railroads
Gerald Grinstein,    and other businesses.  From January 1989 to October 1990,
Director]            Mr. Grinstein was President and Chief Executive Officer of
                     Burlington Northern Inc.  Mr. Grinstein is a director of
                     Browning-Ferris Industries, Inc., Houston, Texas, a waste disposal company; Delta Air Lines, Inc., Atlanta, Georgia,
        1991         a commercial airline; and Seattle-First National Bank,
                     Seattle, Washington, a national bank.




    MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE


            TERM EXPIRING 1996


                     THOMAS G. POWNALL, 73, since May 1, 1988, the retired
                     Chairman of Martin Marietta Corporation, Bethesda,
[Photo of            Maryland, a diversified manufacturer of technology-based
Thomas G. Pownall,   systems and products for various industries.  Mr. Pownall
Director]            is a director of The Titan Corporation, San Diego,
                     California, a corporation involved in the design,
                     manufacture and installation of high-technology information and electronic products and systems for government,
        1978         commercial and international clients.

    MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE


            TERM EXPIRING 1996


                     KLAUS H. MURMANN, 63, a director and since April 16, 1989,
                     Chairman and Chief Executive Officer of Sauer Inc., Ames,
[Photo of            Iowa, a holding company for businesses engaged in the
Klaus H. Murmann,    manufacture of hydrostatic transmissions for use in off-
Director]            highway mobile equipment and from January 11, 1987, to
                     March 1990, Chairman and Chief Executive Officer of
                     Sundstrand-Sauer Company, Ames, Iowa, a holding company for businesses engaged in the manufacture of hydrostatic
        1981         transmissions for use in off-highway mobile equipment.
                     Since January 1, 1987, Mr. Murmann has also been Chairman of the Confederation of German Employers' Associations, a trade association that represents German employers in dealings with the German government and unions. Mr.
                     Murmann is a member of the supervisory boards of Fried.
                     Krupp AG Hoesch-Krupp, Essen, a German industrial company;
                     Gildemeister AG, Bielefeld, a German manufacturer of machine tools; and Preussen Elektra AG, Hannover, a German utility concern. Mr. Murmann is vice-chairman of the Board of Gothaer Versicherungsbank, Gottingen/Cologne, a German insurance company; and is a member of the board of BankgesellschaftBerlin AG, Berlin, a German bank.



                     ROBERT J. SMULAND, 59, Executive Vice President and Chief
                     Operating Officer, Aerospace of Sundstrand Corporation
[Photo of            since August 7, 1990, and from February 16, 1989, to August
Robert J. Smuland,   6, 1990, Mr. Smuland was Group Vice President, Advanced
Director]            Technology Group of Sundstrand Corporation.  Mr. Smuland is
                     a director of AmCore Financial, Inc., Rockford, Illinois, a bank holding company.

        1993

    MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE


            TERM EXPIRING 1996


                     BERGER G. WALLIN, 64, Executive Vice President for Special
                     Projects of Sundstrand Corporation since January 2, 1995,
[Photo of            Executive Vice President and Chief Operating Officer,
Berger G. Wallin,    Industrial of Sundstrand Corporation, from August 7, 1990,
Director]            to January 1, 1995, and from October 19, 1989, to August 6,
                     1990, Mr. Wallin was Group Vice President, Industrial of
                     Sundstrand Corporation.

        1995

            TERM EXPIRING 1997


                     DONALD E. NORDLUND, 73, since June 1, 1988, the retired
                     Chairman and Chief Executive Officer of Staley Continental,
[Photo of            Inc., Rolling Meadows, Illinois, a holding company for A.E.
Donald E. Nordlund,  Staley Manufacturing Company, Decatur, Illinois, a
Director]            diversified company engaged in grain processing and food
                     service distribution, and CFS Continental, Inc., Chicago,
                     Illinois, a food service distribution company.  Mr.
                     Nordlund is a director of Amsted Industries, Inc., Chicago,
        1976         Illinois, a diversified manufacturing company; and Sentry
                     Insurance, Stevens Point, Wisconsin, a mutual insurance company.




                     JOHN A. PUELICHER, 74, a director and since December 30,
                     1992, the retired Chairman of Marshall & Ilsley
[Photo of            Corporation, Milwaukee, Wisconsin, a multi-bank holding
John A. Puelicher,   company.  From April 1979 to December 30, 1992, Mr.
Director]            Puelicher was the Chairman of the Board of Marshall &
                     Ilsley Corporation, and since January 10, 1989, the retired
                     Chairman of the Board of M&I Marshall & Ilsley Bank,
                     Milwaukee, Wisconsin.  Mr. Puelicher is a director of W. R.
        1977         Grace & Co., Boca Raton, Florida, the world's largest
                     specialty chemicals company with a leading position in health care; and Sentry Insurance, Stevens Point,
                     Wisconsin, a mutual insurance company.

    MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE


            TERM EXPIRING 1997


                     DON R. O'HARE, 72, Chairman of the Board and Chief
                     Executive Officer of Sundstrand Corporation since September
[Photo of            26, 1994.  From August 20, 1991, to September 25, 1994, Mr.
Don R. O'Hare,       O'Hare was a consultant to the Company, and from January 1,
Director]            1989, to August 19, 1991, he was Chairman of the Board of
                     Sundstrand Corporation. Mr. O'Hare is a director of Marshall & Ilsley Corporation, Milwaukee, Wisconsin, a multi-bank holding company; and Sauer Inc., Ames, Iowa, a
        1979         holding company for businesses engaged in the manufacture
                     of hydrostatic transmissions for use in off-highway mobile equipment.



                     CHARLES MARSHALL, 65, since June 1989, the retired Vice
                     Chairman of American Telephone and Telegraph Company, New
[Photo of            York, New York, a company involved in information movement,
Charles Marshall,    management systems and communications.  Mr. Marshall is a
Director]            director of Hartmarx Corporation, Chicago, Illinois, a
                     company involved in the manufacture of clothing; Ceridian
                     Corporation, Minneapolis, Minnesota, a diversified company in financial and educational services; GATX Corporation,
        1989         Chicago, Illinois, a company involved in the operation of
                     rail cars and Great Lakes vessels, bulk liquid terminals and financing for capital equipment and real estate; Sonat, Inc., Birmingham, Alabama, a holding company for energy and energy services; and Zenith Electronics Corporation, Glenview, Illinois, a manufacturer of consumer electronics and related products.

                      OWNERSHIP OF SUNDSTRAND COMMON STOCK

       The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by (i) each person or group that is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each of the directors and nominees, the Company's current Chairman of the Board and Chief Executive Officer, the Company's former Chairman of the Board, President, and Chief Executive Officer who retired effective September 24, 1994, and the Company's other two most highly compensated executive officers, and (iii) by nominees, directors and current officers as a group.

                                                       SHARES OF COMMON STOCK     PERCENT OF COMMON
NAME                                                      BENEFICIALLY OWNED      STOCK OUTSTANDING
- ----------------------------------------------         ----------------------     -----------------
Oppenheimer Group, Inc.                                      2,607,294                8.24% (1)
The Capital Group Companies, Inc. and Capital
     Research and Management Company                         2,720,400                8.59% (2)
John A. Levin & Co., Inc. and John A. Levin                  1,668,308                5.27% (3)


Ward Smith                                                       4,771 *                **
J. P. Bolduc                                                       409 *                **
Gerald Grinstein                                                 1,409 *                **
Thomas G. Pownall                                                9,141 *                **
Klaus H. Murmann                                                 4,286 *                **
Robert J. Smuland                                               75,202 *                ** (4)
Berger G. Wallin                                                70,033 *                ** (4)
Donald E. Nordlund                                               8,575 *                **
John A. Puelicher                                                3,051 *                **
Don R. O'Hare                                                   88,739 *                **
Charles Marshall                                                 4,409 *                **
Paul Donovan                                                    49,056 *                ** (4)
Richard M. Schilling                                            59,051 *                ** (4)
Harry C. Stonecipher                                           128,150 *                ** (4)


All Nominees, Directors and Current Officers as a Group
(17 persons, including those named
   above except Mr. Stonecipher)                               435,800 *              1.38% (4)


  *    Shares owned as of February 1, 1995.
 **    Less than 1 percent.

(1) Based on Schedule 13G dated February 1, 1995, shares held of record by Oppenheimer Group, Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281, as a parent holding company on behalf of itself and Oppenheimer Capital, an investment adviser registered under the Investment Advisers Act of 1940 and a subsidiary of Oppenheimer Group, Inc.

(2) Based on Schedule 13G dated February 8, 1995, shares held of record by The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, California 90071, as a parent holding company, and by Capital Research and Management Company, an investment adviser registered under the Investment Advisers Act of 1940 and a subsidiary of The Capital Group, Inc.

(3) Based on Schedule 13D dated December 22, 1994, shares held of record as of December 21, 1994, by John A. Levin & Co., Inc. and John A Levin, One Rockefeller Plaza, New York, New York 10020. John A. Levin & Co., Inc. is an investment adviser registered under the Investment Advisers Act of 1940.

(4) The number of shares of Common Stock beneficially owned include stock options awarded under the Company's Stock Incentive Plan that such persons have a right to exercise within 60 days as follows: Mr. Smuland -- 5,781; Mr. Wallin -- 5,312; Mr. Donovan -- 2,656; Mr. Schilling --
       2,031; Mr. Stonecipher -- 45,000; and all nominees, directors and current officers as a group -- 20,967. The number of shares beneficially owned by Mr. Donovan also includes 1,800 shares owned by his children who reside with him.

           BOARD OF DIRECTORS' COMPENSATION, MEETINGS AND COMMITTEES

       During 1994 nonofficer directors were compensated by an annual retainer fee of $26,000, plus $1,200 for each Board meeting attended and $1,000 for each meeting of a committee of the Board attended. Pursuant to the proposed Sundstrand Corporation Nonemployee Director Compensation Plan (the "Compensation Plan"), which plan is set forth as Exhibit B to this proxy statement, the annual retainer covering the period from August 1, 1994, through the 1995 Annual Meeting of Stockholders, was paid in Sundstrand Common Stock, with the number of shares determined based on the market price as of August 1, 1994. Accordingly, in 1994, nonemployee directors received approximately $15,200 and 409 shares of Sundstrand stock as payment of the annual retainer through the 1995 Annual Meeting of Stockholders. Assuming stockholder approval of the Compensation Plan, nonemployee directors will receive as of April 18, 1995, their annual retainer fee covering the period between the 1995 and 1996 Annual Meetings of Stockholders of $26,000 in stock valued as of the April 18, 1995 Annual Meeting of Stockholders. Nonofficer directors are also reimbursed for expenses and costs in connection with attendance at meetings. Under the policy of the Board of Directors, no fees are paid to directors who are also officers of the Company. During 1994 the Company provided the use of Company planes to Messrs. Murmann and Smith which amounted to $18,002 and $4,676, respectively.

       During the period from October 1, 1990, through September 25, 1994, the Company maintained a consulting agreement with Mr. O'Hare with the annual fee for the last year being at the rate of $125,000. Under the consulting agreement, Mr. O'Hare was entitled to reimbursement of expenses incurred in performing his duties and was provided with an office and secretarial and administrative services. Under the agreement, Mr. O'Hare was required to provide such advice and assistance to the Chairman of the Board, President and Chief Executive Officer of the Company as was requested by him. The consulting agreement was terminated effective September 25, 1994, in connection with Mr. O'Hare's election to the position of Chairman of the Board and Chief Executive Officer of the Company.

       The Director Emeritus Retirement Plan was adopted on July 20, 1989, by the Board of Directors. Under the plan, any director in office after that date is eligible to receive, upon cessation of his service as a director, a retirement benefit equal to the annualized rate of compensation being paid to directors (excluding board and committee meeting attendance fees) in effect at the time he ceases to be a director, payable quarterly until the earlier of his death or the expiration of a period of time equal to that of his service as a director of the Company. In the event of the death of the eligible director prior to commencement of the retirement benefit or prior to the receipt of payments for a period equal to the period of his service as a director, the plan provides that retirement benefit payments will be paid to the director's surviving spouse or beneficiary, as designated by the director, or to his estate in the absence of such designation, for such service period or the remainder of such service period. The plan provides for the lump sum payment of the entire retirement benefit in the event of a change of control (as defined in the plan) of the Company.

       There were seven meetings of the Board of Directors, including one telephonic meeting, during 1994 and on one occasion action was taken through consent resolutions signed by all directors, which reflected decisions reached following discussion among the directors. Mr. Nordlund participated in fewer than 75 percent of the aggregate of the Board of Directors meetings and meetings of the Board committees on which he served. Present Board-appointed committees are the Audit, Compensation, Finance and Nominating Committees.

       The Audit Committee reviews the Company's financial statements audited by the Company's independent certified public accountants and is advised by management of any significant problems in completing the audit and of any significant accounting changes. In addition, the Audit Committee reviews with the Company's independent certified public accountants the annual report of audit and accompanying management letter and consults with such accountants as to the adequacy of the Company's internal accounting controls. The Audit Committee also makes recommendations to the Board of Directors concerning the engagement of independent certified public accountants to audit the annual financial statements of the Company and approves in advance the scope of the audit services to be performed by such accountants and the estimated cost of such services. The Audit Committee meets at least twice annually with the Company's Director, Audit Services to review internal audit activities performed during the prior and current years and the internal audit plan for the current year. The Audit Committee also receives reports from the Company's Vice President, Aerospace Contracts, Compliance and Management Services and from the Chairman of the Company's Corporate Business Conduct and Ethics Committee. The Audit Committee reviews proxy materials relating to director and executive officer compensation and to charter amendments prior to such proxy materials being mailed to the Company's stockholders. The Audit Committee also monitors and evaluates the effectiveness of the Company's (a) policies and procedures designed to effect compliance with laws, regulations and contract provisions regarding procurement and performance of government contracts, and (b) existing government contract compliance educational programs for managers involved in supervising the procurement or performance of government contracts. The Audit Committee also requires such managers to certify on an annual basis their awareness of and compliance with the Company's policies regarding the procurement and performance of government contracts. The Audit Committee met twice during 1994. The present members of the Audit Committee are Ward Smith (Chairman), Thomas G. Pownall, Charles Marshall, J. P. Bolduc and Gerald Grinstein.

       The Compensation Committee reviews and recommends to the Board of Directors salary and other forms of compensation for the Company's elected officers, and reviews with the Chairman of the Board and Chief Executive Officer of the Company the perquisites being provided to directors and elected officers of the Company and makes recommendations as to appropriateness. In addition, the Compensation Committee administers the Company's Restricted Stock and Stock Incentive Plans and, with respect to elected officers, authorizes the sale and issuance of restricted shares of the Company's Common Stock under both plans and the grant of stock options under the Stock Incentive Plan. If the proposed Sundstrand Corporation Nonemployee Director Stock Option Plan ("Stock Option Plan") and Compensation Plan are approved by the shareholders, the Compensation Committee also will administer these plans. The Compensation Committee met nine times, including three telephonic meetings, during 1994 and on one occasion action was taken through consent resolutions signed by all committee members. Six of the nine meetings were expanded to include all of the outside directors. The present members of the Compensation Committee are Donald E. Nordlund (Chairman), Klaus H. Murmann, John A. Puelicher, Ward Smith and Gerald Grinstein.

       The Finance Committee reviews the Company's financial condition and requirements for funds, reviews proposed financing activities of the Company, and reviews and recommends to the Board of Directors proposals to change the capital structure of the Company. The Finance Committee also reviews the Company's risk management program and its adequacy to safeguard the Company against extraordinary liabilities or losses, approves the Company's investment and hedging policies and has the responsibility and authority to control and manage the operation of the employee benefit plans of the Company and its subsidiaries which are subject to Title I of the Employee Retirement Income Security Act of 1974 (other than the authority to appoint trustees and make certain changes in the plans, which authorities are reserved to the full Board of Directors) and the nonqualified supplemental retirement plan of the Company. The Finance Committee met twice during 1994. The present members of the Finance Committee are Don R. O'Hare (Chairman), John A. Puelicher, Donald E. Nordlund and J. P. Bolduc.

       The Nominating Committee reviews the size and composition of the board and recommends appropriate changes to the Board of Directors. It recommends to the Board of Directors candidates to fill vacancies which occur on the Board of Directors prior to the annual stockholders meeting or arising with respect to those directors whose term of office expires at the annual stockholders meeting. Generally, nonemployee directors are selected on the basis of recognized achievements in business, educational or professional fields. The Nominating Committee also recommends for approval of the Board of Directors the directors to serve on the various committees of the Board. The Nominating Committee met once during 1994. The present members of the Nominating Committee are Charles Marshall (Chairman), Klaus H. Murmann, Thomas G. Pownall and J. P. Bolduc.

       The Company's by-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as a director at a meeting only if such stockholder has given written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than ninety days prior to the anniversary date of the immediately preceding annual meeting (with respect to an election to be held at an annual meeting of stockholders) or, with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the annual or special meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The present members of the Compensation Committee are Donald E. Nordlund (Chairman), Klaus H. Murmann, John A. Puelicher, Ward Smith and Gerald Grinstein. During the last fiscal year and presently, Mr. Murmann, Chairman and Chief Executive Officer and a director of Sauer Inc., Ames, Iowa, served on the Company's Compensation Committee. During this period Mr. O'Hare and Mr. Schilling, Vice President and General Counsel and Secretary of the Company, served as directors of Sauer, Inc.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised solely of outside directors.

OBJECTIVES OF COMPENSATION PROGRAM

       The objectives of the Company's executive compensation program are: to provide a competitive compensation package that will enable the Company to attract and retain key executives; tie a significant portion of executive compensation to past and anticipated individual and Company performance; and align the financial interest of executives with the long-term interests of the Company and its stockholders through employee stock ownership.

       In 1992, the Compensation Committee retained an independent compensation consultant to conduct a comprehensive review of the Company's executive compensation program. The consultant compared the Company's compensation program with a peer group of selected companies engaged in aerospace and/or industrial businesses similar to those of the Company. Of the twenty-two companies selected, eight are in the Standard & Poors Aerospace/Defense Index and two are in the Standard & Poors Diversified Manufacturing Index, which indices are incorporated into the performance graph and table on page 24 of this proxy statement. During 1994, the Committee had the compensation consultant update its 1992 review and report the results to the Committee. Based on the updated information from the consultant, the Committee concluded that as a whole, compensation for executives of the Company is in line with the Committee's objectives that, as adjusted to reflect the performance of the Company and the executive, salary compensation should be near the calculated median salary being paid to executives of the peer group of companies and total direct compensation (salary and bonus combined) should be near the calculated 75th percentile total being paid to executives of the peer group of companies.

COMPONENTS OF COMPENSATION

       The primary components of the Company's executive compensation program are a base salary, an annual incentive cash bonus, and stock option and restricted stock awards. The Company also provides life insurance, medical, retirement and other benefits to its executives, the value and suitability of which is annually reviewed by the Compensation Committee.

       BASE SALARY

       The Compensation Committee annually reviews each officer's salary. In such review, the factors which the Committee considers are the officer's salary compared to that for the comparable position at the selected peer group of companies as reflected in the independent compensation consultant's survey, the salary history of the officer and the performance review and salary recommendation for the officer by the Company's Chief Executive Officer. Generally, with the exception of officers who are responsible for specific manufacturing operations, the Company's or operating segment's performance is not a factor in setting salaries.

       Effective January 1, 1994, the salary of five officers was increased with the salary of the remaining four officers being frozen since they were at or above the targeted salary and/or total direct compensation objectives for comparable positions at the selected peer group of companies. The salary for Mr. Smuland, Executive Vice President and Chief Operating Officer, Aerospace; Mr. Wallin, Executive Vice President and Chief Operating Officer, Industrial; Mr. Ricketts, Vice President and Treasurer; and Mr. Hedges, Vice President, Personnel and Public Relations, was increased from $450,000, $360,000, $160,000 and $175,000, respectively, to $500,000, $400,000, $170,000 and $185,000, respectively, to reflect their performance and to maintain their salaries and/or total direct compensation around the targeted amounts for comparable positions. The salary for Harry C. Stonecipher, former Chairman of the Board, President and Chief Executive Officer of the Company, also was increased effective January 1, 1994, from $650,000 to $725,000 to reflect the positive steps the Company had taken under his direction to deal with the difficult economic conditions it faced. Mr. Stonecipher left the Company in September 1994 to become the President and Chief Executive Officer of McDonnell Douglas Corporation.

       The Compensation Committee in November 1994, reviewed with Mr. O'Hare the performance of the officers and his salary recommendations which were based upon the updated information from the compensation consultant. As a result of Mr. O'Hare's review, the Committee, effective as of January 1, 1995, increased the salary of Mr. Wallin from $400,000 to $440,000 and the salary of Mr. Donovan, Executive Vice President and Chief Financial Officer, from $300,000 to $330,000. These increases were consistent with the aforementioned objectives of the Committee. The increase for Mr. Wallin reflected the improving performance of the Company's industrial segment businesses while in Mr. Donovan's case, the increase reflected the fact that his position has responsibilities in addition to those customarily held by persons holding the chief financial officer position with the peer group of selected companies.

       On September 26, 1994, Mr. O'Hare was elected Chairman of the Board and Chief Executive Officer of the Company replacing Mr. Stonecipher. The Compensation Committee, expanded to include all outside directors, determined that Mr. O'Hare's annual salary, during the "Employment Period" under his employment agreement, which agreement is described on page 21 under the heading "Employment Agreements," should be $650,000. Since Mr. O'Hare prior to his retirement had filled several positions with the Company, including Chairman of the Board, and, after his retirement was engaged by the Company as a consultant, the Committee determined that he was uniquely qualified to assume the Chairman and Chief Executive Officer position until a permanent replacement is located. Accordingly, Mr. O'Hare's salary was set to provide an appropriate incentive for him to change from his consultancy arrangement to the position of Chairman and Chief Executive Officer and to reflect the Committee's determination that his salary should be near the calculated median for comparable positions within the selected peer group of companies. While Mr. O'Hare was a consultant to the Company, he was compensated at the annual rate of $125,000.

       OFFICER INCENTIVE COMPENSATION

       Under the Company's Officer Incentive Compensation Plan (the "Bonus Plan"), an annual bonus may be paid to officers if the Company meets predetermined performance levels. The Bonus Plan allows the Compensation Committee to delegate to the Chairman and Chief Executive Officer the determination for each officer other than himself the Company performance levels, weight to be assigned to each element, and the officer's bonus tier of participation as set forth below. The Compensation Committee is responsible for determining any bonus for Mr. O'Hare, which bonus will generally be based on the level of achievement by the Company with respect to selected performance elements.

       Under the Bonus Plan, the Company's performance is determined based upon a combination of elements selected by the Committee or, as applicable, the Chief Executive Officer. Failure to attain the threshold achievement level applicable to a particular performance element would result in the officer not receiving, with respect to such element, any credit towards determination of a bonus award. If each Company performance element is achieved at the expected achievement level the bonus generally will be at the target percentage of base salary. If actual performance is greater or less than the target (but not less than the threshold) the bonus amount will vary as a percentage of base salary. Bonus Plan compensation as a percentage of base salary is determined based on the following tiers and bonus opportunity levels established by the Compensation Committee:

                                                                             BONUS OPPORTUNITY LEVELS
                                                                        ----------------------------------
    POSITION/TIER OF PARTICIPATION                                      THRESHOLD     TARGET       MAXIMUM
- --------------------------------------------------                      ---------     ------       -------
Chairman of the Board and Chief Executive Officer                          25%          50%          80%

Executive Vice Presidents and Vice President and General Counsel           20%          40%          64%

All Other Elected Officers                                                 15%          30%          48%

       The Compensation Committee or, as applicable, the Chief Executive Officer may, at its or his discretion, adjust upward or downward any bonus determined on the basis of achievement of the various elements. Despite the discretionary adjustments that may be made, it is the Compensation Committee's intent that any bonus amount paid under the Bonus Plan reflect the performance of the Company and the officer. No bonus may be paid under the plan in any year in which the Company's return on average total equity for such year is twelve percent or less.

       For the 1994 plan year the Compensation Committee accepted the following Company performance elements and target levels to determine bonuses for the Company's officers, including Mr. O'Hare: earnings per share -- $2.80; working capital improvement -- to $.33 per sales dollar; cash flow before financing -- $115.0 million; and return on average equity -- 20.0%.

       Following the end of the year the Committee ascertained the Company's performance level with respect to each element selected, certain of which elements were adjusted, and received Mr. O'Hare's report with respect to the performance of the various officers. The Committee determined the amount of bonus for each officer based on the performance of the Company as compared with the performance elements and Mr. O'Hare's recommendation. The bonus awarded to each of the officers, other than Mr. O'Hare, approximated the amounts determined based upon the achievement level of the various Company performance elements. For 1994, each of the Company performance elements was equally weighted, with adjustments being made for unusual and nonrecurring accounting items.

       For 1994, the Compensation Committee determined Mr. O'Hare's bonus to be $100,000, representing approximately 62 percent of the base salary paid to him during the period he was Chairman of the Board and Chief Executive Officer.
The amount of such bonus took into account the performance of the Company as compared with the performance elements and other factors which the Committee determined to be appropriate.

       STOCK OPTIONS AND RESTRICTED STOCK

       The Compensation Committee presently intends that under the Company's Stock Incentive Plan (the "Stock Plan") stock options and restricted stock will be granted in alternate years.

       The terms and conditions adopted by the Committee applicable to stock options granted under the plan provide that options granted to an individual will become exercisable in increments of twenty-five percent on each of the second through fifth anniversary dates of the grant, and generally will remain exercisable until no later than the tenth anniversary of the grant, at an exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant.

       The Compensation Committee awarded stock options to the officers on November 15, 1994. The stock options awarded to the officers have a purchase price equal to the fair market value of $44.75 per share at the date of grant with grants ranging from 4,500 to 45,000 options, the latter number being awarded to Mr. O'Hare. The number of options granted to the officers other than Mr. O'Hare was reflective of the recommendation made by Mr. O'Hare which was based on the updated information provided by the compensation consultant. The number of options granted to Mr. O'Hare is reflective of his willingness to fill the position of Chairman and Chief Executive Officer of the Company while the Board locates a permanent replacement for Mr. Stonecipher. The Committee determined that the terms of the options granted to Mr. O'Hare should be the same as for all other employees, except the expiration date would be extended to cover the five year period following termination of his employment agreement rather than the one year period following his employment termination which would otherwise have been applicable.

       The terms and conditions adopted by the Committee which would be applicable to restricted stock granted under the Stock Plan provide that such stock will vest in increments of twenty percent per year on each of the fifth through ninth anniversary dates of the grant. The price paid for each share of restricted stock granted is to be the par value of each share, payable on the date of the grant. No shares of restricted stock were granted to any of the officers in 1994 under the Stock Plan or any other plan.

       Under Section 162(m) of the Internal Revenue Code, certain annual compensation in excess of $1 million paid to the named executive officers is not deductible for federal income tax purposes. The Company's policy is to utilize, to the extent practicable, legally available tax deductions and the Compensation Committee, when determining executive compensation programs, considers all relevant factors, including its freedom to craft appropriate compensation programs, the tax deductibility of the compensation and the overall best interest of the shareholders. The Committee presently believes the best interest of the shareholders is served by retaining its executive compensation philosophy and the individual compensation components thereunder, since they provide the performance incentives to the executive officers which the Committee has determined to be appropriate. The Committee believes that under the current compensation program there will be very little, if any, nondeductible executive compensation paid in 1995. The Committee, however, will continue to evaluate the executive compensation program and, in the event the Company begins paying any significant amount of nondeductible compensation, may consider changes to address the situation.

STONECIPHER SEVERANCE

       The Compensation Committee, expanded to include all outside directors, after considering the circumstances of Mr. Stonecipher's retirement, the objectives of the Company's 1982 and 1989 Restricted Stock Plans and the Stock Plan, the reasonableness of the compensation, the

Company's favorable performance during the recent difficult economic conditions which it faced, the tax consequences of any restricted stock released to him, and after receiving the advice of legal counsel and input from the Committee's compensation consultant, decided to release Mr. Stonecipher from his employment agreement and permit him to receive a bonus covering the period in 1994 for which he was employed, which bonus was subsequently determined to be $261,544, representing approximately 48 percent of the base salary paid to him during 1994. The amount of the bonus was based upon the performance of the Company as compared with the performance elements referred to above. In addition, the Committee determined that it would allow the release of 40,000 shares of restricted stock to him, but would exercise the Company's option to repurchase for $.50 per share, 104,000 of his restricted shares, and would allow the 45,000 options previously granted to Mr. Stonecipher to become immediately exercisable and remain exercisable for one year following his termination of employment. In recognition of his valuable service to the Company, the Committee also elected him a director emeritus of the Company.

SUMMARY

       The Compensation Committee is of the opinion that the combination of base salary and bonuses based upon individual and corporate performance, in conjunction with equity-based compensation aligning executives' interests with the interests of the Company's stockholders, provides a competitive program which reflects the Company's compensation objectives described above. The Committee believes that these policies are reflected in the 1994 compensation levels of the Company's executives.


                                             COMPENSATION COMMITTEE

                                             Donald E. Nordlund, Chairman
                                             Klaus H. Murmann
                                             Ward Smith
                                             John A. Puelicher
                                             Gerald Grinstein

       The following directors, as indicated above, also participated in the Compensation Committee meetings at which the employment agreement with Mr. O'Hare, including the establishment of his annual compensation, was approved and at which the severance arrangements with Mr. Stonecipher were determined.

                                             J. P. Bolduc
                                             Charles Marshall
                                             Thomas G. Pownall

                           SUMMARY COMPENSATION TABLE

       The following table sets forth the compensation of the Company's current Chairman of the Board and Chief Executive Officer for services rendered in all capacities for the Company's last completed fiscal year. The table also sets forth the compensation of the Company's former Chairman of the Board, President and Chief Executive Officer who retired effective September 24, 1994, and the Company's other four most highly compensated executive officers for services rendered in all capacities for each of the Company's last three completed fiscal years.

                                                                                      LONG-TERM COMPENSATION
                                                                                    --------------------------
                                                ANNUAL COMPENSATION                           AWARDS
                                       ----------------------------------------     --------------------------
                                                                      OTHER         RESTRICTED
                                                                      ANNUAL          STOCK                           ALL OTHER
NAME AND                                SALARY        BONUS        COMPENSATION       AWARDS           OPTIONS       COMPENSATION
PRINCIPAL POSITION          YEAR         ($)           ($)             ($)           ($)(6)(7)           (#)             ($)
- ---------------------       ----       --------     --------       ------------      ---------         -------       ------------
Don R. O'Hare               1994       $162,500     $100,000               -                -           46,000       $  136,262 (8)
   Chairman of the
   Board and Chief
   Executive Officer

Harry C. Stonecipher        1994       $543,754     $261,544               -                -                -       $2,800,334 (9)
   Retired Chairman         1993       $650,000     $186,875        $ 67,109 (1)     $711,000                -       $    8,970
   of the Board,            1992       $650,000     $440,000        $115,515 (1)            -           45,000       $    8,970
   President and Chief
   Executive Officer

Robert J. Smuland           1994       $500,000     $192,400               -                -           20,000       $    6,900 (10)
   Executive Vice           1993       $450,000     $103,500         $97,122 (2)     $355,500                -       $    6,210
   President and Chief      1992       $450,000     $225,000         $63,642 (2)            -           23,125       $    6,210
   Operating Officer,
   Aerospace

Berger G. Wallin            1994       $400,000     $153,920               -                -           20,000       $    5,520 (10)
   Executive Vice           1993       $360,000     $ 82,800         $21,306 (3)     $355,500                -       $    4,968
   President for            1992       $325,000     $160,000         $22,421 (3)            -           21,250       $    4,485
   Special Projects

Paul Donovan                1994       $300,000     $115,440              -                 -           10,000       $    4,140 (10)
   Executive Vice           1993       $300,000     $ 69,000        $79,800 (4)      $177,750                -       $    4,140
   President and Chief      1992       $300,000     $150,000        $20,683 (4)             -           10,625       $    4,140
   Financial Officer

Richard M. Schilling        1994       $220,000     $ 84,656        $47,216 (5)             -            7,000       $    3,036 (10)
   Vice President and       1993       $220,000     $ 50,600        $46,395 (5)      $118,500                -       $    3,036
   General Counsel          1992       $220,000     $120,000        $43,849 (5)             -            8,125       $    3,036
   and Secretary

 (1) The amounts set forth include the incremental cost of Mr. Stonecipher's personal use of Company planes totaling $46,334 and $92,368 for the years 1993 and 1992, respectively.
 (2) The amounts set forth include the incremental cost of Mr. Smuland's personal use of Company planes totaling $80,069 and $40,388 for the years 1993 and 1992, respectively.

 (3) The amounts set forth include the incremental cost of Mr. Wallin's personal use of Company planes totaling $6,504 and $6,744 for the years 1993 and 1992, respectively.
 (4) The amounts set forth include the incremental cost of Mr. Donovan's personal use of Company planes totaling $71,260 and $1,632 for the years 1993 and 1992, respectively.
 (5) The amounts set forth include the incremental cost of Mr. Schilling's personal use of Company planes totaling $38,848, $39,152, and $21,501 for the years 1994, 1993 and 1992, respectively.
 (6) The amounts set forth represent the fair market value of the shares of restricted stock awarded to the named executive officer in 1993 less the purchase price paid by the executive officer. Dividends on restricted stock are paid at the same time and in the same amounts as dividends paid on Common Stock, but such amounts are not included in this column.
 (7) On December 31, 1994, Mr. Smuland held 56,000 shares of restricted stock which had an aggregate market value of $2,516,500; Mr. Wallin held 40,200 shares of restricted stock which had an aggregate market value of $1,806,488; Mr. Donovan held 42,900 shares of restricted stock which had an aggregate market value of $1,927,819; and Mr. Schilling held 23,300 shares of restricted stock which had an aggregate market value of $1,047,044.
 (8) The amount set forth includes $91,352 earned pursuant to a consulting agreement which terminated effective September 25, 1994, $6,000 in board meeting fees, $2,000 in committee meeting fees, $15,167 for the portion of the annual board of director retainer fee payable between January 1 and August 1, 1994, and 409 shares of Common Stock valued at $19,453 and $47 in cash for the portion of such annual retainer fee payable between August 1, 1994, and the 1995 Annual Meeting of Stockholders pursuant to the Compensation Plan. The remaining $2,243 of the amount set forth represents the dollar value of term life insurance premiums paid by the Company as further described in footnote (10) below.
 (9) The amount set forth includes a lump sum payment of $1,171,390 pursuant to the Supplemental Plan referred to on page 20 of this proxy statement and a lump sum payment of $1,608,400 pursuant to a retirement agreement entered into with the Company at the time of his employment. The remaining $20,504 consists of $13,000 paid pursuant to the Director Emeritus Retirement Plan referred to on page 9 of this proxy statement and $7,504 representing the dollar value of term life insurance premiums paid by the Company as further described in footnote (10) below.
(10) The amounts set forth represent the dollar value of term life insurance premiums paid by the Company for the group term life insurance component of the Executive Life Insurance Program, and an imputed value based upon the equivalent of term life insurance premiums for the survivor income benefit component of the Executive Life Insurance Program.

                       OPTION GRANTS IN LAST FISCAL YEAR

      During 1994, the only grants of nonqualified stock options under the Stock Incentive Plan to named executive officers are as set forth below. In addition, on August 1, 1994, as set forth below, 1,000 stock options were awarded to Mr. O'Hare under the provisions of the proposed Sundstrand Corporation Nonemployee Director Stock Option Plan (the "Stock Option Plan") as further described on pages 25-27 of this proxy statement.

INDIVIDUAL GRANTS

                           NUMBER OF           % OF TOTAL OPTIONS        EXERCISE OF
                            OPTIONS          GRANTED TO EMPLOYEES        BASE PRICE     EXPIRATION       GRANT DATE
NAME                       GRANTED (1)           IN FISCAL YEAR          ($/SHARE)        DATE        PRESENT VALUE (2)
- --------------             -----------       --------------------        ----------     ----------    -----------------
Don R. O'Hare                 1,000                   N/A                 $47.5625       08/01/04          19,456
                             45,000                   15%                 $44.75         11/15/04         855,765
Robert J. Smuland            20,000                    7%                 $44.75         11/15/04         380,340
Berger G. Wallin             20,000                    7%                 $44.75         11/15/04         380,340
Paul Donovan                 10,000                    3%                 $44.75         11/15/04         190,170
Richard M. Schilling          7,000                    2%                 $44.75         11/15/04         133,119

      (1) Options become exercisable at a rate of 25% of each grant on the second through fifth anniversary dates of the date of grant, provided that in the event of a "Change in Control" as defined on page 23 of this proxy statement, such options shall become immediately exercisable as described on page 22 of this proxy statement.

      (2) Grant Date Present Value was calculated with the Black-Scholes option pricing model using the following assumptions: (a) a stock price volatility of .3193 for the 1,000 options awarded on August 1, 1994, and .3158 for the options awarded on November 15, 1994, both based on the 21 consecutive periods of quarterly prices of Sundstrand Common Stock and dividends paid prior to the respective grant dates; (b) a risk-free interest rate of 7.39 percent for the 1,000 options awarded on August 1, 1994, and 8.06 percent for the options awarded on November 15, 1994, both based on a ten-year zero coupon Treasury bond with a maturity date corresponding to that of the maximum option term; (c) a dividend yield of 2.5 percent which approximates the dividend yield on Sundstrand Common Stock at the time of the respective grants; and (d) an exercise term of ten years corresponding to the maximum option term.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

      None of the named executive officers exercised stock options in 1994.
The following table sets forth the number of options which were exercisable and the number of options which were not exercisable in 1994 and the value of such options based upon the difference between the exercise price and the market price of the underlying shares as of December 31, 1994.

                                                                        VALUE OF UNEXERCISED
                                    NUMBER OF UNEXERCISED                     IN-THE-MONEY
                                      OPTIONS AT FY-END                   OPTIONS AT FY-END
NAME                              EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
- ---------------------             -------------------------           -------------------------
Don R. O'Hare                               0 / 46,000                   $       0 / $ 30,938
Harry C. Stonecipher                   45,000 /      0                   $ 306,563 / $      0
Robert J. Smuland                       5,781 / 37,344                   $  39,385 / $131,904
Berger G. Wallin                        5,313 / 35,937                   $  36,191 / $122,324
Paul Donovan                            2,656 / 17,969                   $  18,096 / $ 61,162
Richard M. Schilling                    2,031 / 13,094                   $  13,838 / $ 46,327

                                RETIREMENT PLANS

      Generally, the retirement benefit to which an executive officer will be entitled upon retirement is provided under the tax-qualified Sundstrand Corporation Retirement Plan-Aerospace (the "Retirement Plan") and the non-tax-qualified supplemental retirement plan (the "Supplemental Plan"). The eligibility for both plans is the same. The Supplemental Plan provides a lump sum option for the total accrued benefit, while the Retirement Plan provides a lump sum option for the portion of the benefit accrued through December 31, 1991.

      The following table sets forth estimated annual retirement benefits for representative years of service and three-year average annual earnings amounts.

    HIGHEST CONSECUTIVE
       THREE-YEAR                             ESTIMATED ANNUAL RETIREMENT BENEFIT
 AVERAGE ANNUAL EARNINGS                      FOR REPRESENTATIVE YEARS OF SERVICE
- ------------------------    ----------------------------------------------------------------
                                                                                      30 OR
                            10 YEARS      15 YEARS      20 YEARS     25 YEARS     MORE YEARS
                            --------      --------      --------     --------     ----------
      $  300,000            $ 66,670      $100,005      $133,340     $166,675     $ 200,010
         450,000             100,005       150,008       200,010      250,013       300,015
         600,000             133,340       200,010       266,680      333,350       400,020
         950,000             211,122       316,683       422,243      527,804       633,365
       1,150,000             255,568       383,353       511,137      638,921       766,705


      Generally, the combined amounts shown in the Salary and Bonus columns of the Summary Compensation Table on page 17 of this proxy statement are expected to approximate the three-year average annual earnings of an executive officer which would be used to determine his total retirement benefit under the Retirement Plan and the Supplemental Plan.

      Messrs. Smuland, Wallin, Donovan and Schilling upon attainment of age 65, the normal retirement age under the plans, will have 11.6, 41.0, 24.0 and 34.2 actual years of service with the Company, respectively. Mr. O'Hare is accruing no additional benefit under the Retirement Plan or the Supplemental Plan.

      Although the Retirement Plan benefit formula includes a reduction for 50% of a participant's monthly primary Social Security benefit earned at retirement, the amounts shown in the table do not reflect this reduction. The benefit amounts shown in the table are calculated based upon the straight life annuity form of payment.

      At the time of his employment with the Company a separate unfunded retirement agreement was entered into with Mr. Smuland. This agreement provides that he will receive (a) a nonqualified benefit which, when combined with his benefits under the Retirement Plan and the Supplemental Plan and any pension received from his prior employer, will equal the benefits that would be payable from these plans if it is assumed at such time that he had twice his actual years of service with the Company, or, (b) if greater, a nonqualified benefit which when combined with his Retirement Plan and Supplemental Plan benefits will equal the benefits that would be payable from these plans if it is assumed that he accrued service at double the normal rate during his first five years of service with the Company.

      The estimated annual pension benefit payable under the retirement agreement to Mr. Smuland at his normal retirement age, which benefit is in addition to the benefit payable under the Retirement Plan and Supplemental Plan, is $75,004. This benefit was calculated in accordance with alternative
(b) set forth in the immediately preceding paragraph, which management believes will provide the greater benefit.

      Messrs. O'Hare, Smuland and Wallin, as directors of the Company, also are accruing a benefit under the Director Emeritus Retirement Plan, which plan is described on page 9 of this proxy statement.

                             EMPLOYMENT AGREEMENTS

      The Company has entered into an employment agreement (the "Agreement") with Mr. O'Hare that is designed to assure the Company of his continued services until a new chief executive officer is hired. The "Employment Period" under the Agreement commenced on September 26, 1994, and, except as otherwise provided, will expire upon the earlier of September 25, 1996, or the employment by the Company of a new chief executive officer. Under the Agreement, Mr. O'Hare will receive during the Employment Period a salary of $650,000 per year, paid vacations, reasonable expenses, certain fringe benefits and perquisites and shall be eligible to participate in the Company's Bonus Plan, disability plan and group life insurance plan.

      The Agreement sets forth certain conditions of employment such as the Company not assigning duties to Mr. O'Hare which would require him to move the location of his principal business office or principal place of residence outside Rockford, Illinois. In addition, under the Agreement, Mr. O'Hare covenants not to compete with the Company or to disclose confidential information concerning the Company during the Employment Period. The Agreement provides that Mr. O'Hare shall provide such assistance to the Board as is reasonably requested by the Board with respect to its efforts to identify and hire a new chief executive officer. Upon the hiring of a new chief executive officer, the Agreement provides that Mr. O'Hare is to resign and may become a consultant to the new chief executive officer until the earlier of Mr.
O'Hare's death, termination of the consultant position or September 25, 1996. During the period Mr. O'Hare serves as a consultant under the Agreement, his compensation is limited to a consultant's fee of $650,000 per year. In the event of either the termination of the consulting arrangement or Mr. O'Hare's death prior to September 25, 1996, Mr. O'Hare or his estate will be paid a single lump sum amount equal to $1.3 million less the sum of all salary compensation and consultant compensation previously paid to Mr. O'Hare under the Agreement. In the event Mr. O'Hare does not become a consultant following the hiring of a new chief executive officer, the Agreement provides that Mr. O'Hare will be paid a lump sum amount equal to $1.3 million less the amount of all salary compensation previously paid to Mr. O'Hare under the Agreement.

      On July 20, 1989, the Company entered into substantially identical employment agreements with Mr. Donovan and Mr. Schilling, which agreements were amended on August

7, 1990. On August 7, 1990, and on August 18, 1992, the Company entered into employment agreements with Mr. Wallin and Mr. Smuland, respectively, which are substantially identical to the other two employment agreements, as amended.
The four agreements are hereinafter collectively referred to as the "Employment Agreement." The rights and obligations set forth in the Employment Agreement arise for a period of up to three years following a "Change in Control" (as described below) provided the Change in Control occurs during the "Protected Period" defined in the Employment Agreement (the "Term"). The Employment Agreement sets forth the terms and conditions of the executive's employment, annual base salary and participation by the executive in the Company's benefit plans. If the executive's employment is terminated during the Term (a) by the Company other than for "Cause" (as defined in the Employment Agreement), (b) by the executive for "Good Reason" (as defined in the Employment Agreement) or (c) by the executive for any reason or without reason during the 60-day period which commences on the date six months following a Change in Control, he will be entitled to receive (w) a "Pro-Rata Bonus" (as defined in the Employment Agreement), (x) a lump sum cash payment equal to three times the sum of his base salary and bonus (the base salary at least equal to his base salary in effect prior to a Change in Control and the bonus equal to the "Bonus Amount" as defined in the Employment Agreement), subject to certain adjustments, (y) continuation of life insurance, disability, medical, dental and hospitalization benefits for a period of up to 36 months and (z) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Company for an additional three years, subject to certain adjustments. In addition, all restrictions on any outstanding incentive awards will lapse and become fully vested, and all outstanding stock options shall become fully vested and immediately exercisable. The Employment Agreement also provides that the Company will pay all legal fees and related expenses incurred by the executive arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control. Under the Employment Agreement, the Company also is required to make an additional "gross-up payment" to the executive to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to him under the Employment Agreement, the 1982 and 1989 Restricted Stock Plans, the Stock Incentive Plan, or any other incentive compensation or bonus plan (the "Gross-up Payment"). The amount of the Gross-up Payment to be paid, if any, may be substantial and will depend upon numerous factors, including the price per share of the Common Stock of the Company and the extent, if any, that payments or benefits made to the executive constitute "excess parachute payments" within the meaning of Section 280G of the Code.

      Assuming a Change in Control occurred on March 1, 1995, and their employment were terminated on that date, the approximate amount of cash payments that would have been made pursuant to the Employment Agreement as described above (other than the Gross-up Payment, if applicable) would have been $2,227,603 for Mr. Smuland, $437,603 for Mr. Wallin, $1,474,718 for Mr.
Donovan and $1,043,145 for Mr. Schilling. The number of shares of restricted stock they would have been entitled to receive and the number of stock options they would have become fully vested in and been able to exercise as a result of the change in control would have been 56,000 shares and 37,344 stock options for Mr. Smuland, 35,800 shares and 35,938 stock options for Mr. Wallin, 40,500 shares and 17,969 stock options for Mr.

Donovan and 21,300 shares and 13,094 stock options for Mr. Schilling. In addition, personal benefits would continue for the term of the Employment Agreement, and as set forth above, each of the executives would also have for a period of up to 36 months continued life insurance, disability, medical, dental and hospitalization benefits. The retirement benefit to which each of the executives would be entitled would be paid pursuant to the Retirement and Supplemental Plans and in addition, the pension benefit payable to Mr. Smuland under his retirement agreement would be paid, all as discussed on pages 20-21 of this proxy statement.

      In general, for purposes of the Employment Agreement, a "Change in Control" is defined as any of the following events: (a) the acquisition (other than from the Company) by any person (as such term is defined in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 33 percent or more of the combined voting power of the Company's then outstanding voting securities; (b) the individuals who, as of the date the agreements were executed, are members of the Board (the "Incumbent Board"), cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, and such new director shall, for purposes of the Agreement and the Employment Agreement, be considered as a member of the Incumbent Board; or (c) approval by stockholders of the Company of (i) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 67 percent of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company. A Change in Control shall not be deemed to occur by reason of an acquisition referred to in clause (a) above because 33 percent or more of the combined voting power of the Company's then outstanding securities is acquired by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (y) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

                                     LOANS

      On October 17, 1984, the Board of Directors adopted the 1984 Elected Officers' Loan Program (the "Loan Program") pursuant to which elected officers could borrow from the Company for a period of up to eight years. All loans outstanding under the program are collateralized. As of February 1, 1995, executive officers with loans in excess of $60,000 under the Loan Program were as follows: Mr. Smuland -- $1,428,000; Mr. Donovan -- $957,000; Mr. Schilling
- -- $870,000; James F. Ricketts, Vice President and Treasurer -- $640,000; Gary
J. Hedges, Vice President, Personnel and Public Relations -- $275,000; and DeWayne J. Fellows, Vice President and Controller -- $538,000. The interest rate charged on the loans is 5.89 percent. The indicated amounts were the largest aggregate amounts outstanding during

1994 with respect to each of the Company's executive officers. Effective October 1, 1992, the Company discontinued making loans under the Loan Program with existing loans being permitted to continue to maturity. Each of the loans will mature on September 1, 2000.

                          PERFORMANCE GRAPH AND TABLE

      The following performance graph and table compare the five-year cumulative total stockholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1989, in each of Sundstrand Corporation, Standard & Poors 500 Stock Index, Standard & Poors Aerospace/Defense Index and Standard & Poors Diversified Manufacturing Index. The Standard & Poors Aerospace/Defense and Diversified Manufacturing Indices were selected as properly reflecting the Company's involvement in the aerospace market and industrial market segments, the sales of which segments were approximately 52% and 48%, respectively, of the Company's total sales in 1994.





       [PERFORMANCE GRAPH OMITTED - REPRESENTED BY THE FOLLOWING TABLE:]





COMPANY/INDEX               1989        1990       1991        1992       1993        1994
- -------------               ----        ----       ----        ----       ----        ----
Sundstrand                  $100          93        122        137         148        164
S&P 500                     $100          97        126        136         150        152
S&P Aerospace/Defense       $100         104        125        131         171        182
S&P Diversified Mfg.        $100          99        122        132         160        164

                             SECTION 16 COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, to file initial reports of beneficial ownership of Common Stock and report changes in beneficial ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange.

      Based upon its review of forms received by it with respect to 1994, and written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors and officers have been met, except that Mr. Smuland filed one late report on Form 4 covering one transaction, and Kenelm A. Groff, retired Vice President, International Relations and Business Development, filed one late report on Form 4 covering one transaction which occurred several months after his retirement.

                       ADOPTION OF THE STOCK OPTION PLAN

      The Board of Directors recommends that the stockholders adopt the Sundstrand Corporation Nonemployee Director Stock Option Plan under which one thousand nonqualified stock options for shares of the Company's Common Stock shall be awarded to each nonemployee director on an annual basis. The Board of Directors believes that the Stock Option Plan is desirable and that adoption of the plan shall promote the success and enhance the value of the Company by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable nonemployee directors, and by linking the personal interests of nonemployee directors to those of the Company's stockholders. The total number of shares available for grant under the plan is 132,000 shares. A brief description of the Stock Option Plan follows and a complete copy of the plan is attached to this proxy statement as Exhibit A.

DESCRIPTION OF THE STOCK OPTION PLAN

      Pursuant to the provisions of the Stock Option Plan, as of the date of each Annual Meeting of Stockholders, one thousand nonqualified stock options shall be awarded to each nonemployee director elected on such date or continuing in office. Currently there are eight nonemployee directors on the Board. Each option shall be exercisable for one share of Common Stock.
Options are exercisable in increments of 25% on each of the second through fifth anniversary dates of the grant, but no later than the tenth anniversary date of the grant, at an exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant. No options may be granted under the plan on or after August 1, 2004. In the event a nonemployee director's membership on the Board ceases for any reason, including death, all outstanding options previously granted to such director shall immediately become exercisable by the director or his estate and shall remain exercisable for up to one year thereafter. In the event of a "Change in Control" as defined on page 23 of this proxy statement under the heading "Employment Agreements," any and all outstanding stock options granted under the plan shall become immediately exercisable, unless specifically prohibited by the terms of applicable law and regulation.

      The plan provides that it will be administered by the Compensation Committee of the Board, but in no event will the Committee have the power to determine those persons eligible to participate, or the number, price or timing of options to be granted under the plan, all such determinations being automatic pursuant to plan provisions.

      The Stock Option Plan may be terminated, amended or modified by the Board, provided that the plan may not be amended more than once every six months other than to bring it into compliance with changes in certain laws and regulations and provided further, that any such change will be subject to stockholder approval if such approval is required by the federal securities law, any national securities exchange or system on which the shares are then listed or reported, or a regulatory body having jurisdiction with respect thereto.

STOCK OPTION GRANT AND NEW PLAN BENEFITS

      On August 1, 1994, subject to stockholder approval of the plan at the April 18, 1995, Annual Meeting, 1,000 stock options were awarded to each of the nine nonemployee directors, without cost to the recipients and at the exercise price of $47.5625 per share. Such stock options shall be exercisable in increments of 25% of an individual grant on each of the second through fifth anniversary dates and such options shall expire on August 1, 2004. On February 1, 1995, the closing price of the Company's Common Stock on the New York Stock Exchange was $45.50. If the Company's stockholders do not approve the plan, the grant of stock options shall be of no force or effect.

      The table below sets forth the benefits received under the Stock Option Plan by the participants therein.

                                                              STOCK OPTION PLAN
                                          ---------------------------------------------------
POSITION                                  GRANT DATE     NUMBER OF OPTIONS     EXERCISE PRICE
- -----------------------------------       ----------     -----------------     --------------
Named Executive Officers                       -                  -                  -
Executive Group                                -                  -                  -
Nonexecutive Director Group                  8/1/94              9,000            $47.5625
Nonexecutive Officer Employee Group            -                  -                  -

FEDERAL TAX CONSIDERATIONS OF STOCK OPTIONS

      Under federal income tax law as currently in effect, the grant of a nonqualified stock option would not be a taxable event for the participant nor a tax deductible event for the Company. However, in general, under current federal income tax law, upon the exercise of a nonqualified stock option, the participant would realize ordinary income measured by the excess of the fair market value of the acquired shares of Common Stock at the time of exercise over the option price paid, and the Company would be entitled to a deduction in a corresponding amount. Upon subsequent sale or other disposition of the acquired shares of Common Stock, the basis in the shares for determining gain or loss would be the sum of the option price paid and the gain realized upon exercise, and generally any such gain or loss upon sale or other disposition would be a long-term or short-term capital gain or loss depending upon the holding period preceding disposition. The above discussion does not purport to cover all tax consequences related to the exercise of nonqualified stock options.

DIRECTORS' RECOMMENDATION

      The approval of the Stock Option Plan will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting. If the Stock Option Plan is not approved by the stockholders, no awards could be made under the Stock Option Plan, and the August 1, 1994, grant of nonqualified stock options will be of no force or effect. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE STOCK OPTION PLAN.

                       ADOPTION OF THE COMPENSATION PLAN

      The Board of Directors recommends that the stockholders adopt the Sundstrand Corporation Nonemployee Director Compensation Plan under which the annual retainer fee (which is currently $26,000 and which may be increased at the discretion of the Board) is to be paid to nonemployee directors in the form of the Company's Common Stock rather than in cash. The Board of Directors believes that the Compensation Plan is desirable and that adoption of the plan shall promote the success and enhance the value of the Company by linking the personal interests of nonemployee directors to those of the Company's stockholders. The total number of shares available for issuance under the plan is 100,000 shares. A brief description of the Compensation Plan follows and a complete copy of the plan is attached to this proxy statement as Exhibit B.

DESCRIPTION OF THE COMPENSATION PLAN

      Pursuant to the provisions of the Compensation Plan, as of the date of each Annual Meeting of Stockholders, the annual retainer fee for the succeeding year shall be paid in Common Stock of the Company, the fair market value of which on the date of the Annual Meeting, together with the amount of cash necessary to prevent the issuance of any fractional share shall equal the annual retainer. Accordingly, this plan operates only to change the form of payment of the retainer from cash to stock. No shares may be issued under the plan on or after August 1, 2004. The Compensation Plan also provides that the Company has the power to withhold, or to require a participant to remit to the Company, an amount sufficient to satisfy taxes required by law to be withheld with respect to any taxable event arising out of or as a result of the plan.

      The plan provides that it will be administered by the Compensation Committee of the Board, but in no event will the Committee have the power to determine those persons eligible to participate, or the number, price or timing of shares to be issued under the plan, all such determinations being automatic pursuant to plan provisions.

      The Compensation Plan may be terminated, amended or modified by the Board, provided that the plan may not be amended more than once every six months other than to bring it into compliance with changes in certain laws and regulations and provided further, that any such change will be subject to stockholder approval if such approval is required by the federal securities law, any national securities exchange or system on which the shares are then listed or reported, or a regulatory body having jurisdiction with respect thereto.

SHARE GRANT AND NEW PLAN BENEFITS

      On August 1, 1994, 409 shares of the Company's Common Stock were issued to each of the nine nonemployee directors. The value of such shares was equal to the unpaid amount of the annual retainer for the period between August 1, 1994, and the 1995 Annual Meeting of Stockholders. The fair market value of such shares on such date, together with the amount of cash necessary to prevent the issuance of any fractional share equalled such portion of the annual retainer. These shares were paid to nonemployee directors in lieu of cash. Mr. Murmann, who is not a United States citizen, had 123 shares withheld by the Company to pay mandatory taxes.

      Currently there are eight nonemployee directors. The table below sets forth the annual benefits that would be received under the Compensation Plan by the recipients thereof, assuming that the annual retainer fee remains at $26,000 and the number of nonemployee directors remains at eight.

                                                               COMPENSATION PLAN
                                                 ---------------------------------------------
POSITION                                         DOLLAR VALUE $           NUMBER OF UNITS
- -----------------------------------              --------------        -----------------------
Named Executive Officers                               -                         -
Executive Group                                        -                         -
Nonexecutive Director Group                         $208,000           Varies with stock price
Nonexecutive Officer Employee Group                    -                         -


DIRECTORS' RECOMMENDATION

      The approval of the Compensation Plan will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting. If the Compensation Plan is not approved by the stockholders, the Board may choose to terminate the plan pursuant to the plan provisions. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE COMPENSATION PLAN.

                        OTHER BUSINESS TO BE TRANSACTED

      At the date of this statement the foregoing is the only business which management intends to present or knows that others will present at the meeting. In the event that any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      Ernst & Young LLP were the Company's independent certified public accountants for 1994 and have been selected by the Company as its independent certified public accountants for 1995. Representatives of this accounting firm will be present at the meeting and will be given an opportunity to make any comments they wish and will be available to respond to appropriate questions raised at the meeting.

                STOCKHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

      Proposals of stockholders intended to be presented at the Annual Meeting in 1996 and which are to be included in the Company's 1996 Proxy Statement and form of proxy relating to that meeting must be received by the Company not later than November 8, 1995.

      If you will be unable to be present in person at the 1995 Annual Meeting, you are urged to date, sign and return the enclosed proxy card in order that your shares may be represented at the meeting.

                                        By order of the Board of Directors,


                                                RICHARD M. SCHILLING
                                                      Secretary


Rockford, Illinois
March 7, 1995

                                   Exhibit A

                             SUNDSTRAND CORPORATION

                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


                Article 1.  Establishment, Purposes and Duration

1.1 Establishment of the Plan. Sundstrand Corporation, a Delaware corporation (the "Company"), hereby establishes a stock option plan to be known as the "Sundstrand Corporation Nonemployee Director Stock Option Plan" (the "Plan"), as set forth in this document. The Plan permits the grant of Options (as defined below), and is established pursuant to
      Section 16 of the Exchange Act (as defined below) and the rules thereunder. Upon approval by an affirmative vote of a majority of shares of Common Stock of the Company voting at the Company's April 18, 1995 Annual Meeting of Stockholders, the Plan shall be deemed to have become effective as of August 1, 1994 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein. Options may be granted prior to stockholder ratification of the Plan and the date of grant of such Options shall be determined without reference to the date of stockholder ratification of the Plan; provided, however, that in the event stockholder ratification of the Plan is not obtained, all outstanding Options granted shall become null and void.

1.2 Purposes of the Plan. The purposes of the Plan are to promote the success and enhance the value of the Company by

            (a) strengthening the Company's ability to attract and retain the services of experienced and knowledgeable Nonemployee Directors (as defined below) by enabling them to acquire shares of the Company's Common Stock through the grant of Options, and

            (b) linking, through the grant of Options, Nonemployee Directors' personal interests to those of the Company's stockholders.

1.3 Duration of the Plan. Subject to the right of the Board of Directors of the Company (the "Board") to terminate the Plan at any time pursuant to
      Article 9 herein, the Plan shall remain in effect until all Shares (as defined below) subject to the Plan shall have been acquired according to the Plan's provisions. However, in no event may any Option be granted under the Plan on or after August 1, 2004.

                            Article 2.  Definitions

      Whenever used in the Plan, the following terms shall have the meaning set forth below:

      (a)   "Change in Control" means any of the following events:

            (i) The acquisition (other than from the Company) by any person (as such term is defined in Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of the combined voting power of the Company's then outstanding voting securities; or

            (ii) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new Director was approved by a vote of a majority of the Incumbent Board, and such new Director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

            (iii) Approval by stockholders of the Company of (A) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (B) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

            Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (i), solely because thirty-three percent (33%) or more of the combined voting power of the Company's then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries or (B) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

      (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

      (c) "Fair Market Value" means the average of the highest and lowest quoted selling prices for Shares on the relevant date, or (if there were no sales on such date) the average of the means between the highest and lowest quoted selling prices for Shares on the nearest day before and the nearest day after the relevant date, as determined by the Committee (as defined in Section 3.1 hereof).

      (d) "Nonemployee Director" means any member of the Board who is not otherwise employed by the Company or a Subsidiary.

      (e) "Option" means a nonqualified stock option to purchase Shares granted under Section 6.1 hereof, at the Option Price, for the Option Duration and exercisable on and after the Option Purchase Dates.

      (f) "Option Certificate" means a certificate setting forth the number of Options granted, the Option Price, the Option Duration and the Option Purchase Dates.

      (g) "Option Duration" means the ten (10) calendar year period which commences on the date the Option is granted.

      (h) "Option Price" means the price at which a Share may be purchased pursuant to an Option, which price shall be the Fair Market Value of a Share as of the date the Option is granted.

      (i)   "Option Purchase Dates" means the following:

            (i) the second anniversary date of any Option grant, on or after which date a Nonemployee Director possessing the Option may purchase up to twenty-five percent (25%) of the Shares covered by the Option, subject to and in accordance with Plan provisions;

            (ii) the third anniversary date of any Option grant, on or after which date a Nonemployee Director possessing the Option may purchase up to an additional twenty-five percent (25%) of the Shares covered by the Option, subject to and in accordance with Plan provisions;

            (iii) the fourth anniversary date of any Option grant, on or after which date a Nonemployee Director possessing the Option may purchase up to an additional twenty-five percent (25%) of the Shares covered by the Option, subject to and in accordance with Plan provisions; and

            (iv) the fifth anniversary date of any Option grant, on or after which date a Nonemployee Director possessing the Option may purchase up to an additional twenty-five percent (25%) of the Shares covered by the Option, subject to and in accordance with Plan provisions.

      (j) "Retirement" means the cessation of a Nonemployee Director's membership on the Board for any reason including death.

      (k)   "Share" means a share of the Common Stock of the Company.

      (l) "Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

                           Article 3.  Administration

3.1 Compensation Committee. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), subject to the restrictions set forth in the Plan.

3.2 Administration. The Committee shall have the full power, discretion and authority to interpret and administer the Plan consistent with Plan provisions; provided, however, in no event shall the Committee have the power to determine the persons eligible to participate in the Plan, or the number, price or timing of Options to be granted under the Plan, all such determinations being automatic pursuant to Plan provisions. Any action taken by the Committee with respect to the administration of the Plan which would result in any Nonemployee Director ceasing to be a "disinterested person" for purposes of any other plan maintained by the Company within the meaning of Rule 16b-3 of the Exchange Act, shall be null and void.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to Plan provisions and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company and its successors or assigns, and on its stockholders, employees, Nonemployee Directors, and their respective estates and beneficiaries.

                     Article 4.  Shares Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.2 herein, the total number of Shares available for grant under the Plan shall be 132,000 Shares. Such Shares may be either authorized but unissued, reacquired or a combination thereof.

4.2 Adjustments in Available Shares and Options. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the capital structure of the Company affecting the Shares, such adjustment shall be made in the number of Options which may be granted under the Plan, and in the number of and/or price of Shares subject to outstanding Options under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided that the number of Shares subject to any Option shall always be a whole number.

                           Article 5.  Participation

      Persons eligible to participate in the Plan shall be limited to Nonemployee Directors, and when applicable, their beneficiaries, heirs or estate.

                           Article 6.  Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options shall be granted as follows:

            (a) as of the Effective Date, one thousand (1,000) Options to each Nonemployee Director then in office; and

            (b) as of the date of each Annual Meeting of Stockholders of the Company after the Effective Date, one thousand (1,000) Options to each Nonemployee Director elected to such office on such date or continuing in such office.

6.2 Option Certificate. Each Option grant shall be evidenced by an Option Certificate.

6.3 Exercise of Options. Options shall be exercisable at the Option Price on and after the Option Purchase Date applicable to such Options, and except as otherwise provided in the Plan, shall continue to be exercisable during the Option Duration.

6.4 Payment and Delivery of Shares. Options shall be exercised by the delivery of a written notice of exercise to the Secretary of the Company, setting forth the number of Shares with respect to which the Option is to be exercised, and accompanied by full payment for the Shares. As soon as practicable after receipt of a written notice of exercise and full payment, the Company shall cause to be delivered to the person exercising the Option a certificate for the number of Shares purchased under the Option.

6.5 Retirement. In the event of the Retirement of a Nonemployee Director, all outstanding Options granted to such Nonemployee Director shall immediately become exercisable by the Nonemployee Director, or as applicable, his or her beneficiaries, heirs or estate, and shall remain exercisable for the shorter period of the Option Duration of each such Option grant, or one (1) calendar year after the date of Retirement.

6.6 Nontransferability of Options. All Options granted to a Nonemployee Director under the Plan shall be exercisable during the life of such Nonemployee Director only by such Nonemployee Director or by his or her guardian or legal representative. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except in accordance with the Nonemployee Director's beneficiary designation, by will, or by the laws of descent and distribution.

                      Article 7.  Beneficiary Designation

      Each Nonemployee Director under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan shall accrue in case of such Nonemployee Director's death. Each such designation shall be on the form provided for such purpose, shall revoke all prior designations, and will be effective only when filed by the Nonemployee Director with the Secretary of the Company during the Nonemployee Director's lifetime. In the absence of any such designation, benefits remaining at the Nonemployee Director's death shall accrue to the Nonemployee Director's estate.

                         Article 8.  Change in Control

      Upon the occurrence of a Change in Control, unless specifically prohibited by the terms of applicable law or regulation, any and all Options granted hereunder shall become immediately exercisable.

              Article 9.  Amendment, Modification and Termination

      The Board has the authority to amend, modify or terminate the Plan; provided, however, that the Plan may not be amended more than once every six months other than to bring it into compliance with changes in the Internal Revenue Code, the Employee Retirement Income

Security Act, or the rules thereunder. No such amendment, modification or termination of the Plan may occur without the approval of the stockholders of the Company, if stockholder approval for such amendment, modification or termination is required by the federal securities laws, any national securities exchange or system on which the Shares are then listed or reported, or a regulatory body having jurisdiction with respect thereto.

                            Article 10.  Successors

      All obligations of the Company, with respect to Options granted under the Plan, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

                        Article 11.  Legal Construction

11.1 Requirements of Law. The granting of Options and the issuance of Shares pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.2 Securities Law Compliance. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

11.3 Governing Law. To the extent not preempted by Federal law (or foreign law, in the case of grants to Nonemployee Directors who are not United States citizens), the Plan, and any agreement pursuant to the Plan, shall be construed in accordance with and governed by the laws of the State of Delaware.

11.4 Severability. In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

                                   Exhibit B

                             SUNDSTRAND CORPORATION


                     NONEMPLOYEE DIRECTOR COMPENSATION PLAN



                Article 1.  Establishment, Purpose and Duration

1.1 Establishment of the Plan. Sundstrand Corporation, a Delaware corporation (the "Company"), hereby establishes a plan to be known as the "Sundstrand Corporation Nonemployee Director Compensation Plan" (the "Plan"), as set forth in this document. The Plan provides that the Annual Retainer (as defined below) of Nonemployee Directors shall be paid in the Company's Common Stock and is established pursuant to Section 16 of the Exchange Act (as defined below) and the rules thereunder. The Plan is effective as of August 1, 1994 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 herein, provided, however, that in the event stockholder approval of the Plan is not obtained at the Company's April 18, 1995 Annual Meeting of Stockholders, the Plan may be terminated pursuant to Article 8 hereunder and all shares issued under subsection (a) of Article 6 shall remain issued and outstanding.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Nonemployee Directors (as defined below) to those of the Company's stockholders.

1.3 Duration of the Plan. Subject to the right of the Board of Directors of the Company (the "Board") to terminate the Plan at any time pursuant to
      Article 8 herein, the Plan shall remain in effect until all Shares (as defined below) subject to the Plan shall have been acquired according to the Plan's provisions. However, in no event may any Shares be issued under the Plan on or after August 1, 2004.

                            Article 2.  Definitions

      Whenever used in the Plan, the following terms shall have the meaning set forth below:

      (a) "Annual Retainer" means the annual retainer paid by the Company to Nonemployee Directors for serving on the Board, but shall not include any Board or Board committee meeting attendance fees.

      (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

      (c) "Fair Market Value" means the average of the opening and closing prices for Shares on the New York Stock Exchange on the relevant date.

      (d) "Nonemployee Director" means any member of the Board who is not otherwise employed by the Company or a Subsidiary.

      (e)   "Share" means a share of the Common Stock of the Company.

      (f) "Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

                           Article 3.  Administration

3.1 Compensation Committee. The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), subject to the restrictions set forth in the Plan.

3.2 Administration. The Committee shall have the full power, discretion and authority to interpret and administer the Plan consistent with Plan provisions; provided, however, in no event shall the Committee have the power to determine the persons eligible to participate in the Plan, or the number, price or timing of Shares to be issued under the Plan, all such determinations being automatic pursuant to Plan provisions. Any action taken by the Committee with respect to the administration of the Plan which would result in any Nonemployee Director ceasing to be a "disinterested person" for purposes of any other plan maintained by the Company within the meaning of Rule 16b-3 of the Exchange Act, shall be null and void.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to Plan provisions and all related orders or resolutions of the Board and the Committee shall be final, conclusive and binding on all persons, including the Company and its successors and assigns, and on its stockholders, employees, Nonemployee Directors and their respective estates and beneficiaries.

                     Article 4.  Shares Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.2 herein, the total number of Shares available for issuance under the Plan shall be 100,000 Shares. Such Shares may be either authorized but unissued, reacquired or a combination thereof.

4.2 Adjustment in Available Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the capital structure of the Company affecting the Shares, such adjustment shall be made in the number of Shares which may be issued under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

                            Article 5. Participation

      Persons eligible to participate in the Plan shall be limited to Nonemployee Directors.

                         Article 6.  Payment in Shares

      Subject to the terms and provisions of the Plan, the Annual Retainer of a Nonemployee Director shall be paid as follows:

      (a) as of the Effective Date, the portion of the Annual Retainer for the period between August 1, 1994, and the 1995 Annual Meeting of Stockholders shall be paid to each Nonemployee Director of the Company then in office, in Shares, the Fair Market Value of which on the Effective Date, together with the amount of cash necessary to prevent the issuance of any fractional Share, shall equal such Annual Retainer portion; and

      (b) as of the date of each subsequent Annual Meeting of Stockholders of the Company, the Annual Retainer for the succeeding year shall be paid to each Nonemployee Director elected to such office on such date or continuing in such office, in Shares, the Fair Market Value of which on the date of such Annual Meeting, together with the amount of cash necessary to prevent the issuance of any fractional Share, shall equal the Annual Retainer.

      The date of issuance of Shares pursuant to subsection (a) of Article 6 shall be determined without reference to the date of stockholder ratification of the Plan.

                      Article 7.  Restrictions on Transfer

      All Shares issued hereunder may not be transferred for a period of six months from the date of grant.

              Article 8.  Amendment, Modification and Termination

      The Board has the authority to amend, modify or terminate the Plan; provided, however, that the Plan may not be amended more than once every six months other than to bring it into compliance with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. No such amendment, modification or termination of the Plan may occur without the approval of the stockholders of the Company, if stockholder approval for such amendment, modification or termination is required by the federal securities laws, any national securities exchange or system on which the Shares are then listed or reported, or a regulatory body having jurisdiction with respect thereto.

                          Article 9.  Tax Withholding

      The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any and all Federal, state and local taxes required by law to be withheld with respect to any taxable event arising out of or as a result of this Plan.

                            Article 10.  Successors

      All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

                        Article 11.  Legal Construction

11.1 Requirements of Law. The issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.2 Securities Law Compliance. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

11.3 Governing Law. To the extent not preempted by Federal law (or foreign law, in the case of grants to Nonemployee Directors who are not United States citizens), the Plan, and any agreement pursuant to the Plan, shall be construed in accordance with and governed by the laws of the State of Delaware.

11.4 Severability. In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

________________________________________________________________________________


                         PROXY/VOTING INSTRUCTION CARD

                             SUNDSTRAND CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING ON APRIL 18, 1995

The undersigned hereby appoints Don R. O'Hare and Richard M. Schilling as proxies, with powers to be exercised by both or either of them, and with full power of substitution, to vote as designated on the reverse side all Common Stock of SUNDSTRAND CORPORATION according to the number of shares the undersigned is entitled to vote if personally present at the Annual Meeting of Stockholders of Sundstrand Corporation to be held in the Wallingford Center at the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois, on April 18, 1995, at 11:00 a.m., Central Time or at any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX ON THE
                                 REVERSE SIDE.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)
________________________________________________________________________________

                             SUNDSTRAND CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /

[
                                                                         ]

This Proxy will be voted in accordance with specifications made.  The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3.  If no choice is indicated, this Proxy will be voted FOR Proposals 1, 2 and 3.





                                                              FOR ALL
                                                         (Except Nominee(s)
1. ELECTION OF DIRECTORS -               FOR   WITHHOLD    written below)                                    FOR   AGAINST   ABSTAIN
   Nominees: Ward Smith, J.P. Bolduc
   and Gerald Grinstein.                 / /      / /         / /      3. Proposal to adopt the Sundstrand   / /     / /      / /
                                                                          Corporation Nonemployee Director
                                                                          Compensation Plan.
   ___________________________________
                                          FOR   AGAINST   ABSTAIN
2. Proposal to adopt the Sundstrand       / /     / /      / /         4. In their discretion, the proxies are authorized to vote
   Corporation Nonemployee Director                                       upon such other business as may properly come before
   Stock Option Plan.                                                     the meeting or any adjournment thereof.


                                                                                  The undersigned hereby acknowledges receipt of
                                                                                  the 1995 Notice of Annual Meeting and Proxy
                                                                                  Statement.

                                                                                  Signature(s)

                                                                                  ______________________________________________

                                                                                  ______________________________________________

                                                                                  (Please sign your name exactly as imprinted
                                                                                  hereon.  In case of multiple or joint ownership,
                                                                                  all should sign.  Persons signing in a fiduciary
                                                                                  capacity should indicate their position.)


                                                                                               Dated: __________________ , 1995

                     [SUNDSTRAND CORPORATION LETTERHEAD]




To the Stockholders of
   SUNDSTRAND CORPORATION:



        On page 2 of the enclosed proxy statement dated March 7, 1995, and on page 52 of the enclosed 1994 Annual Report, it is indicated that J. P. Bolduc, a director of Sundstrand and a nominee for reelection to the Company's Board of Directors, is the President and Chief Executive Officer of W. R. Grace & Co. Mr. Bolduc has advised Sundstrand that he resigned from the aforementioned positions with W. R. Grace & Co. effective as of March 3, 1995, and will retire from employment with that company effective as of March 31, 1995. Mr. Bolduc has indicated that, if elected to the Sundstrand Corporation Board of Directors, he intends to complete his term of office as a director.

                                                            Very truly yours,

                                                            RICHARD M. SCHILLING
                                                                  Secretary